Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Steven Roy
Executive Vice President and
Chief Financial Officer
(334) 677-2108

MOVIE GALLERY REPORTS STRONGER-THAN-EXPECTED INCREASE IN

SAME-STORE REVENUES OF 5.0% FOR THE THIRD QUARTER

RAISES THIRD-QUARTER EARNINGS GUIDANCE

DOTHAN, Ala. (October 8, 2003) – Movie Gallery, Inc. (Nasdaq: MOVI), one of the nation’s leading video retailers, today announced a 5.0% increase in same-store revenues for the third quarter of 2003, compared with the Company’s established guidance for third-quarter same-store revenue growth in the low single digits.  In addition, the Company announced that it expects net income per diluted share for the third quarter of at least $0.27.  Primarily due to the stronger-than-expected revenue performance, Movie Gallery has also raised its established guidance for adjusted net income for the 13-week period ended October 5, 2003, to at least $0.29 per diluted share, from its previously increased range of $0.25 to $0.27 per diluted share.

This guidance for third-quarter adjusted net income excludes $0.02 per diluted share related to the non-cash impact of the accounting change for rental inventory amortization discussed in the Company’s fourth-quarter 2002 earnings press release.  Movie Gallery believes its calculation of adjusted net income per share provides a better measure of the Company’s ongoing performance and provides better comparability to prior periods, because it excludes items not related to the Company’s core business operations.  The Company intends to release final financial results for its third quarter on November 4, 2003.

Joe T. Malugen, Chairman and Chief Executive Officer, commented, “Movie Gallery produced strong same-store revenues for the third quarter of 2003, particularly in light of a 4.7%

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increase for the third quarter last year.  In addition, we added a net total of 114 stores during the third quarter, with 79 new stores, 42 acquired stores and 7 store closures.”

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended January 5, 2003.  In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the third quarter of fiscal 2003 if, among other factors, the Company’s actual expenses for the quarter differ from current estimates and expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Movie Gallery, Inc. currently owns and operates 2,050 video specialty stores located throughout North America.  Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets.

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